Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES EARNINGS AT JUNE 30, 2007

Dimeco, Inc. (Nasdaq “DIMC”), parent company of The Dime Bank, reported net income of $3,096,000 for the six months ended June 30, 2007, an increase of 20.2% over earnings for the first half of 2006. This growth was mainly attributable to net interest income of $8,283,000, an increase of $1,072,000 or 14.9% than was reported for the same period in 2006. Net income at this amount represented earnings per share of $2.03 for the six months ended June 30, 2007. Return on average stockholders’ equity was 16.91% and return on average assets was 1.51% for the first half of 2007, compared to 15.96% and 1.43%, respectively, for the same period of 2006.

The Company continued to experience growth over the past year, with total assets of $427,396,000 at June 30, 2007, an increase of $56,317,000 or 15.2% over a year earlier. During this time, deposits increased $48,344,000, or 16.1%, while the loan portfolio increased by $32,572,000 or 11.3%. High asset quality is being maintained as can be noted by the ratios of nonperforming assets to total assets of .12%, net charge-offs to average loans of .13% and the allowance for loan loss as a percent of loans of 1.47%.

President and Chief Executive Officer, Gary C. Beilman, stated, “I am thrilled to once again report great news with the completion of the second quarter of 2007. The numbers reflect our conscientious efforts to actively manage our growth and build a stronger bank. I proudly report that Dimeco’s performance has been nationally recognized as 79th in the list of the top 200 community banks, based on return on average equity for the past three years. We thank our customers, shareholders, staff and board for their continued confidence and loyalty. We would like everyone in our communities to consider us their bank of choice.”

Dimeco, Inc. is the holding company of The Dime Bank, serving Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking and Trust and Investment Services. For more information on The Dime Bank, visit www.thedimebank.com.

Source:	Dimeco, Inc. / July 20, 2007
Contact:	Deborah Unflat, Assistant Vice President, Marketing Officer

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Interest Income
Interest and fees on loans	$6,304	$5,141	$12,378	$10,013
Investment securities:
Taxable	904	593	1,691	1,114
Exempt from federal income tax	77	52	149	100
Other	103	117	157	133

Total interest income	7,388	5,903	14,375	11,360

Interest Expense
Deposits	2,821	1,924	5,581	3,624
Short-term borrowings	111	112	176	176
Other borrowed funds	184	174	335	349

Total interest expense	3,116	2,210	6,092	4,149

Net Interest Income	4,272	3,693	8,283	7,211

Provision for loan losses	225	—	450	215

Net Interest Income After Provision for Loan Losses	4,047	3,693	7,833	6,996

Noninterest Income
Services charges on deposit accounts	406	373	788	738
Other income	434	410	862	784

Total noninterest income	840	783	1,650	1,522

Noninterest Expense
Salaries and employee benefits	1,478	1,329	2,871	2,596
Net occupancy and equipment expense	333	327	675	657
Other expense	751	794	1,436	1,491

Total noninterest expense	2,562	2,450	4,982	4,744

Income before income taxes	2,325	2,026	4,501	3,774
Income taxes	726	646	1,405	1,199

NET INCOME	$1,599	$1,380	$3,096	$2,575

Earnings per Share—basic	$1.05	$0.90	$2.03	$1.69

Earnings per Share—diluted	$1.01	$0.88	$1.95	$1.64

Average shares outstanding—basic	1,529,139	1,527,395	1,528,283	1,525,193
Average shares outstanding—diluted	1,587,416	1,575,616	1,584,186	1,573,395

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(in thousands)

June 30,	2007	2006
Assets
Cash and due from banks	$7,432	$7,427
Interest-bearing deposits in other banks	3,569	88
Federal funds sold	5,000	3,050

Total cash and cash equivalents	16,001	10,565

Mortgage loans held for sale	181	95
Investment securities available for sale	76,179	60,531
Investment securities held to maturity (market value of $203)	—	199
Loans (net of unearned income of $864 and $726)	320,443	287,871
Less allowance for loan losses	4,722	4,158

Net loans	315,721	283,713

Premises and equipment	5,614	5,844
Accrued interest receivable	1,808	1,520
Bank-owned life insurance	8,045	5,349
Other assets	3,847	3,263

TOTAL ASSETS	$427,396	$371,079

Liabilities
Deposits :
Noninterest-bearing	$35,591	$31,714
Interest-bearing	313,286	268,819

Total deposits	348,877	300,533

Short-term borrowings	19,165	21,191
Other borrowed funds	18,230	14,161
Accrued interest payable	1,205	869
Other liabilities	2,869	1,444

TOTAL LIABILITIES	390,346	338,198

Stockholders' Equity
Common stock, $.50 par value; 5,000,000 shares authorized;
1,572,970 and 1,558,494 shares issued	786	779
Capital surplus	4,909	4,553
Retained earnings	33,564	29,182
Accumulated other comprehensive loss	(182)	(391)
Treasury stock, at cost (53,000 and 35,000 shares)	(2,027)	(1,242)

TOTAL STOCKHOLDERS' EQUITY	37,050	32,881

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$427,396	$371,079

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	(amounts in thousands, except per share)	2007		2006		% Increase (decrease)

	Performance for the six months ended June 30,
	Interest income	$14,375		$11,360		26.5%
	Interest expense	$6,092		$4,149		46.8%
	Net interest income	$8,283		$7,211		14.9%
	Net income	$3,096		$2,575		20.2%
	Shareholders' Value (per share)
	Net income—basic	$2.03		$1.69		20.1%
	Net income—diluted	$1.95		$1.64		18.9%
	Dividends	$0.58		$0.52		11.5%
	Book value	$24.38		$21.58		13.0%
	Market value	$48.25		$35.87		34.5%
	Market value/book value ratio	197.9%		166.2%		19.1%
*	Price/earnings multiple	11.9	X	10.6	X	12.3%
*	Dividend yield	2.40%		2.90%		-17.2%

	Financial Ratios
*	Return on average assets	1.51%		1.43%		5.6%
*	Return on average equity	16.91%		15.96%		6.0%
	Shareholders' equity/asset ratio	8.67%		8.86%		-2.1%
	Dividend payout ratio	28.57%		30.77%		-7.2%
	Nonperforming assets/total assets	0.12%		0.26%		-53.9%
	Allowance for loan loss as a % of loans	1.47%		1.44%		2.1%
*	Net charge-offs/average loans	0.13%		0.02%		550.0%
	Allowance for loan loss/nonaccrual loans	1239.4%		600.9%		106.3%
	Allowance for loan loss/non-performing loans	944.4%		429.5%		119.9%

	Financial Position at June 30,
	Assets	$427,396		$371,079		15.2%
	Loans, net of unearned	$320,443		$287,871		11.3%
	Deposits	$348,877		$300,533		16.1%
	Stockholders' equity	$37,050		$32,881		12.7%

*	annualized